Exhibit 99.2

Strength in numbers
110 years
1903-2013

[Logo]	Simmons First National Corporation 2012 Company Report

[Logo]	2012 Letter to Shareholders

Despite the challenges and uncertainty with this economy, our financial performance was better than anticipated.  Our earnings topped $27.7 million, an increase of 9% on assets of $3.5 million, and an ROA of .83%. While we compared favorably to our peer, it remains below our historical performance and expectation levels, primarily driven by historically low interest rates and a very sluggish recovery. Obviously, there are many pieces to this puzzle; our earnings growth was a major accomplishment, but even more significant, is the way we achieved the growth, i.e. through the execution of our strategic plan, which resulted in the deployment of our excess capital in two FDIC acquisitions, and by continued improvement in our asset quality numbers that were already strong. New initiatives were introduced in all eight community banks that resulted in good growth in our loan portfolios and customer relationships.

Historically, one of our greatest strengths has been in our balance sheet. Our conservative culture has enabled us to navigate the “great recession” and today, our regulatory capital is in the 84th percentile of our peer, asset quality in the 90th percentile, and liquidity in the 95th percentile. Like others in the banking industry, our greatest challenge has been generating top-line revenue growth, which is primarily driven by loan growth. This has certainly been a challenge since the recession because of moderate economic recovery, customer concerns about the near term growth opportunities due to our country’s level of debt and annual deficit, and the impact from regulatory reform.

In an effort to utilize our excess liquidity, we introduced several loan promotions that generated our first year over-year increase in legacy loans in the past three years. The promotions helped generate a 3% organic loan growth. As previously mentioned, we utilized a portion of our excess capital to consummate two acquisitions that resulted in total loan growth of approximately 10%.  These two acquisitions complimented our 2010 expansion into Missouri and Kansas by adding new locations in the Kansas City MSA; Sedalia, Missouri; and St. Louis, Missouri markets. Bottom line, while the economy remains sluggish, our asset quality, efficiency initiatives, loan growth, and acquisitions enabled us to achieve a 9% growth in earnings and 12% growth in EPS. The additional growth in EPS was driven by our Stock Repurchase Program, which resulted in 750,000 shares being repurchased at an average cost of $24 per share this past year. We continue to believe that our stock represents a good investment, thus

J. Thomas May, Chairman & Chief Executive Officer

[Photo of J. Thomas May]

we plan to continue utilizing all profits in excess of dividends to repurchase shares in 2013. In addition, we are very proud of our dividend history, paying a dividend for 103 consecutive years. Currently our $.80 per share dividend produces a 3.4% annual return based on our most recent stock price. Recently, our Board of Directors approved an increase of $.01 per share or $.84 on an annualized basis, representing a dividend increase of 5%.

Simmons First has expanded its footprint to 55 communities in Arkansas, Kansas and Missouri, serving those markets through 92 branch locations, more than 100 ATM’s and state of the art electronic banking. Simmons First is making it easy for our customers to “bank their way” whether in person, by ATM, online or on-the-go with our mobile banking products and services. In 2012, we introduced numerous loan specials and new innovative products and services such as mobile banking and mobile deposit. We truly are a community banking organization, committed to improving the quality of life in each of the communities we serve. We do so by encouraging our associates to get involved in their respective communities and we reinvest a portion of our profits in civic and community organizations that have shown they improve the quality of life. During 2012, our associates invested in excess of 30,000 hours to community service with a primary focus on making a difference. Our corporation and eight community banks contributed in excess of $1 million to various non-profit organizations to improve the quality of life. We are proud of our commitment to reward all of our stakeholders, and we believe that is why Simmons First is the bank of choice for so many people throughout our market areas.

I would like to express my appreciation to our Board of Directors for executing one of the “Best Practices” in corporate governance; succession planning. Twenty-six years ago, I was given the opportunity to join Simmons First National Bank as President and Chief Executive Officer of our lead bank and President of the Simmons First National Corporation. Over that period we have grown from $500 million in assets and $3 million in profits to $3.5 billion in assets and $27 million in profits. This is a great example of what a team can accomplish. In 2011, my intentions to retire at the end of 2013 were announced. I have been blessed in so many different ways, and becoming a part of the Simmons First Team has been one of those blessings. I am very proud of our team and all they have accomplished for our stakeholders. I have valued the time working with a team that not only follows the “Do Right Rule” but, more importantly, they live it.

p 2

[Map of Arkansas Kansas and Missouri showing banking offices]

Total Assets	$3.5 billion

Stockholders' Equity	$406 million

Net Income	$27.7 million

Earnings per share	$1.64

Increase in EPS over 2011	11.6%

P 3

As with all good things, if they are to continue, there must be change. Now is the time for that change, which is currently underway with this transition year. It is perfect timing and the Board of Directors, under the guidance of Dr. Harry Ryburn, a thirty-seven year veteran of the Board and Lead Director, executed what I believe is one of the most important director responsibilities in corporate governance — succession planning.  It was a two-plus year process that culminated in the selection of George A. Makris, Jr. as my successor. In my opinion, the board chose the perfect person to lead our company through a very important period of time in banking. Mr. Makris is uniquely qualified to deal with regulatory reform, with increased emphasis on efficiency initiatives, growth through acquisitions, and the vision needed to enhance shareholder value with new products and services that will enhance noninterest income. Mr. Makris was chosen to be my successor because he knows our company, having served as a Director and Chairman of the Audit Committee for the past fifteen years, and he is well known by our team of leaders. He is a visionary, being a third generation businessman and he has led a highly successful family business for over twenty years. Mr. Makris joined the company on January 1, 2013, in a newly created position of CEO-Elect. He will spend one year in transition with me and will assume the position of Chairman and CEO on January 1, 2014. He is the right person at the right time, and will lead our team of exceptional bankers, whose talents were matched up with our needs of the future. The following individuals were promoted to their current positions as part of the overall succession plan: David Bartlett, President and Chief Banking Officer, overseeing all eight banks, and a member of our Corporate Board; Bob Fehlman, Senior Executive Vice President, Chief Financial Officer and Treasurer of Simmons First National Corporation; Marty Casteel, Chairman and Chief Executive Officer of Simmons First National Bank and Executive Vice President of the Corporation; and Craig Hunt, President of Simmons First National Bank and Chief Lending Officer of the Corporation.

I think you will agree that 2012 has been a very busy year for your management team and Board of Directors. I am confident that Mr. Makris and I will work hard to make the transition transparent to our shareholders, customers, and associates. It is an exciting time in the life of Simmons First National Corporation, and as a shareholder, I can also say that the future is bright under the leadership of George Makris and his team. Thank you for your investment in our company and for your continued support.

/s/ J. Thomas May
J. Thomas May
Chairman and Chief Executive Officer

P 4

[Photo of Executives]

Seated - Left to Right	David Bartlett • George Makris • J. Thomas May • Bob Fehlman
Standing - Left to Right	Marty Casteel • Craig Hunt

p 5

[Photo of Tree in Forest]

Safety, soundness, longevity

Financial

p 6

Our Stability
Simmons First was founded on sound, conservative business principles. Principles that have enabled us to weather uncertain times and continue to grow. These sound business principles along with strong asset quality, consistent organic growth and our outstanding team of associates are some of the reasons we have been able to survive and prosper for 110 years.

Leadership
An inspiring past, a healthy present and an exciting future characterize our company. A company built from strong leaders. Our recently announced succession plan continues this tradition of strong leaders. It is an exciting time in the life of our company and our new leadership team of experienced and talented bankers will take our company to a new level of performance.

Strong Asset Quality
************************************
SFNC	Peer Group
************************************
Non-performing Loans as a % of Loans
0.74%	1.42%

Net Charge-offs as a % of Average Loans
0.26%	0.50% [1]

Net Credit Card Charge-offs as a % of Credit Card Portfolio
1.50%	3.90% [2]

[1]  Publicly traded banks with assets of $2-$5 billion
[2]  Most recent published industry average

Strength

p 7

[Photo of man and women looking at a laptop computer]

55 Communities

92 Financial Centers

3 States – AR KS  MO

p 8

Convenience
Simmons First continues to grow and expand our footprint, reaching new customers and bringing more convenience to our existing ones. Our expansive network of 92 financial centers and more than 100 ATM’s coupled with our state-of-the-art products makes us more convenient than ever. This convenience combined with our line of competitive products and exceptional quality customer service makes us an attractive choice for customers when looking for a financial institution that can serve their needs and allow them to bank their way.

Building
Relationships

Innovation
At Simmons First we are dedicated to our community banking philosophy of always meeting our customer’s needs.  To do so we must provide exceptional service while offering the very latest in competitive products. We want to make it easy to Bank Your Way with innovative services such as Mobile Banking with Mobile Deposit, Text Banking, Bank Anywhere Online Banking and Telephone Banking.

p 9

1,100 associates                               600 organizations                                  55 communities

[photo of house under constructions showing 5 men and 2 women as volunteers]

=29,000 Volunteer Hours

p 10

[photo of 11 hands stacked on each other]

Serving our Community

Banking Philosophy – Community
You don’t stay in business for 110 years without being actively involved in the communities you serve and helping others along the way. In 2012, Simmons First had over 1,100 associates involved in more than 600 organizations in 55 communities, contributing over 29,000 volunteer hours. We appreciate the opportunity our customers give us to serve them. It is a privilege that we don’t take lightly and we are always focused on offering them the very best in competitive products and delivering unsurpassed quality customer service. We realize that we’re not just closing a home loan, we’re helping to fulfill a dream. We’re not just providing a business loan, we’re helping to build a future. Helping our customers with products and services that meet their needs and reach their financial goals is something we’re committed to doing each and every day.

p 11

Simmons First National Corporation
Board of Directors

[photo of Board of directors including advisory directors]

Seated	Eugene Hunt * Harry L. Ryburn * J. Thomas May * George A. Makris, Jr. * Sharon L. Gaber, Ph.D.
(left to Right)

Standing	Edward Drilling * Robert L. Shoptaw * Steven A. Cossé * William E. Clark, II * W. Scott McGeorge
(left to right)	Henry F. Trotter * Jerry Watkins

Strong Regulatory Capital

[Chart showing data below]

	Regulatory	Regulatory	Simmons First
	Minimum	"Well-Capitalized"	National Corporation
Leverage Ratio	4.00%	5.00%	10.81%
Tier 1 Capital Ratio	4.00%	6.00%	19.08%
Total Risk Based Capital Ratio	8.00%	10.00%	20.34%

p 12

William E. Clark, II	George A. Makris, Jr.	Advisory Director
Chairman & Chief Executive Officer	CEO-Elect	Henry F. Trotter
Clark Contractors, LLC	Simmons First National Corporation	President
Trotter Auto Group
Steven A. Cossé	J. Thomas May
President & Chief Executive Officer	Chairman & Chief Executive Officer	Consultant to the Board
Murphy Oil Corporation	Simmons First National Corporation	Jerry Watkins
Retired Executive
Edward Drilling	W. Scott McGeorge	Murphy Oil Corporation
President	President
AT&T Arkansas	Pine Bluff Sand & Gravel Co.

Sharon L. Gaber, Ph.D.	Harry L. Ryburn, D.D.S.
Provost & Vice Chancellor	Retired Orthodontist
For Academic Affairs
University Of Arkansas	Robert L. Shoptaw
Chairman of the Board
Eugene Hunt	Arkansas Blue Cross and Blue Shield
Attorney
Hunt Law Firm

Rewarding Shareholders Through Dividends

104	$0.84	3.4%
Consecutive years of	per Share Annualized	Annual return to
paying dividends to	Dividend Payment	our Shareholders
our Shareholders	(beginning of 2013)	(based on recent stock price0

p 13

Corporate Executive Officers

Left to Right
*********************************************************************************
Marty Casteel	Executive Vice President & Secretary
Bob Fehlman	Senior Executive Vice President, Chief Financial Officer & Corporate Treasurer
David Bartlett	President & Chief Banking Officer
Robert Dill	Executive Vice President & Marketing Director

100 Years of Experience with Simmons First

p 14

[photo of Messrs. Casteel, Fehlman, Bartlett and Dill]

Shareholders may obtain a copy of the Company's annual report as filed with the securities and Exchange Commission (Form 10-K) by writing to Marty D. Casteel, Secretary, Simmons First National Corporation, P. O. Box 7009, Pine Bluff, Arkansas 71611-7009, or on the Company's website at simmonsfirst.com.  Simmons First National Corporation is an Equal Opportunity Employer.

p 15

Affiliate Executive Officers

Seated – Left to Right
******************************************************************************
Barry Ledbetter	President & CEO, Simmons First Bank of Northeast Arkansas
Steve Trusty	President & CEO, Simmons First Bank of Hot Springs
Tom Spillyards	CEO, Simmons First Bank of Northwest Arkansas
Freddie Black	Chairman & CEO, Simmons First Bank of South Arkansas

Standing – Left to Right
******************************************************************************
Robert Robinson, IV	President & CEO, Simmons First Bank of El Dorado
Craig Hunt	President, Simmons First National Bank
Marty Casteel	Chairman & CEO, Simmons First National Bank
Brooks Davis	President & CEO, Simmons First Bank of Searcy
Ron Jackson	Chairman & CEO, Simmons First Bank of Russellville

A Network of  8 Community Banks

Total Assets
in millions

Simmons First National Bank	$2,082
(Pine Bluff, Little Rock, Ft. Smith, Kansas & Missouri)

Simmons First Bank of Northeast Arkansas	$351

Simmons First Bank of Northwest Arkansas	$244

Simmons First Bank of El Dorado	$224

p 16

[photo of Affiliate Executive Officers]

Total Assets
in millions

Simmons First Bank of South Arkansas	$192

Simmons First Bank of Russellville	$191

Simmons First Bank of Hot Springs	$176

Simmons First Bank of Searcy	$152

p 17

[Logo]  Corporate Senior Management

[photo of Corporate Senior Management]

Seated – Left to Right

Sharon Burdine	Senior Vice President & Human Resources Director
Glenda Tolson	Executive Vice President, Operations
Amy Johnson	Senior Vice President & Assistant Marketing Director

Standing – Left to Right
Tina Groves	Senior Vice President & Manager Corporate Audit & Compliance
David Garner	Senior Vice President, Controller & Chief Accounting Officer
Lisa Hunter	Senior Vice President, eBanking, Cash Management & Retail Delivery
Kevin Archer	Senior Vice President, Special Services

p 18

SIMMONS FIRST NATIONAL CORPORATION		Kevin J. Archer	Senior Vice President, Special Services
J. Thomas May	Chairman & Chief Executive Officer	Sharon K. Burdine	Senior Vice President & Human
George A. Makris, Jr.	CEO-Elect		Resources Director
David L. Bartlett	President & Chief Banking Officer	Tina M. Groves	Senior Vice President & Manager
Robert A. Fehlman	Senior Executive Vice President, Chief		Corporate Audit & Compliance
	Financial Officer & Corporate Treasurer	Lisa W. Hunter	Senior Vice President, eBanking, Cash
Marty D. Casteel	Executive Vice President & Secretary		Management & Retail Delivery
Robert C. Dill	Executive Vice President & Marketing	Amy W. Johnson	Senior Vice President & Assistant
	Director		Marketing Director
David W. Garner	Senior Vice President, Controller
& Chief Accounting Officer

SIMMONS FIRST NATIONAL BANK		David C. Bush	Senior Vice President, Bank Card
Marty D. Casteel	Chairman & Chief Executive Officer	Joel W. Cheatham	Senior Vice President, Mortgage Banking
N. Craig Hunt	President & Corporate Chief Credit Officer	Joe W. Clement, III	President, Simmons First Trust
Robert C. Dill	Executive Vice President, Marketing Group		Company, N.A.
Glenda K. Tolson	Executive Vice President, Secretary &	Shirley E. Crow	Senior Vice President, Manager of
	Cashier, Operations Group		Loan Administration
David Garner	Senior Vice President, Controller	Lisa W. Hunter	Senior Vice President, Consumer Banking
Craig S. Attwood	Senior Vice President, Indirect Lending		Banking Group
W. Greg Bell	Senior Vice President, Commercial	Amy W. Johnson	Senior Vice President, Marketing Group
	& Agriculture Loans	Richard W. Johnson	President, Simmons First Investment Group
		David W. Rushing	Senior Vice President, Operations Group

SIMMONS FIRST NATIONAL BANK REGIONS
Arkansas	Donald L. Britnell	Paul S. Baker	Springfield Missouri Region
Central Arkansas Region	Community Executive	Senior Vice President	Jefferson C. McNatt
Steven C. Wade			Community President
Community Chairman	Western Arkansas Region	Cris D. Smith
	Michael F. Flynn	Senior Vice President	Joseph B. Renner
C. Adam Mitchell	Community President		Senior Vice President
Community Executive		Salina Kansas Region
	Charles J. Brown	Chris Yohe	St. Louis Missouri Region
Conway Arkansas Region	Senior Vice President	Community Executive	Erik Beishir
Ritchie D. Howell			Community President
Community President	Kansas	Wichita Kansas Region
	Patrick J. Anderson	Andrea Scarpelli
North Arkansas Region	Kansas Chairman	Community President
Stephen J. Smith
Community President	Kansas City Kansas Region	Missouri
	Patrick J. Anderson	Larry L. Bates
	Kansas Chairman	Missouri Chairman

Simmons First Bank of El Dorado		Simmons First Bank of Northwest Arkansas
Robert L. Robinson, IV	President & Chief Executive Officer	Thomas W. Spillyards	Chief Executive Officer
L. S. Brown	Senior Vice President	Dennis H. Ferguson	President
A. J. Lockwood, Jr.	Senior Vice President	Linda A. Hankins	Senior Vice President
		C. Jeremy Woody	Senior Vice President
Simmons First Bank of Hot Springs
David L. Bartlett	Chairman	Simmons First Bank of Russellville
Steven W. Trusty	President & Chief Executive Officer	Ronald B. Jackson	Chairman & Chief Executive Officer
Christopher W. White	Senior Vice President	R. Scott Hill	Community President-Russellville
		Denton Tumbleson	Community President-Clarksville
Simmons First Bank of Northeast Arkansas
Barry K. Ledbetter	President & Chief Executive Officer	Simmons First Bank of Searcy
Wayne F. Bond	Senior Vice President	Brooks Davis	President & Chief Executive Officer
Kent P. Bridger	Senior Vice President	Matt Boyd	Senior Vice President
Tony L. Futrell	Senior Vice President
Jerry K. Morgan	Senior Vice President	Simmons First Bank of South Arkansas
		Freddie G. Black	Chairman & Chief Executive Officer
		Tommy R. Jarrett	President
		Linda S. Moreland	Senior Vice President
		Teresa L. Wood	Senior Vice President
p 19

[Logo]    Affiliate Board of Directors

Simmons First National Bank	Mark Shelton, III	Western Arkansas Region	Robert L. Robinson, IV
Board of Directors	President	Advisory Board of Directors	President & Chief Executive Officer
	M.A. Shelton Farming		Simmons First Bank of El Dorado
David L. Bartlett	Company, Inc.	Michael F. Flynn
President & Chief Banking Officer		Community President	Floyd M. Thomas, Jr
Simmons First National	H. Ford Trotter, III	Western Arkansas Region	Partner
Corporation	General Manager	Simmons First National Bank	Thomas, Hickey
	Trotter Auto Group		& Shepherd, LLP Attorneys
Marty D. Casteel		Joe S. Hiatt
Chairman & Chief Executive Officer	Advisory Directors	Retired Banker/Rancher	Larkin M. Wilson, III, D.D.S.
Simmons First National Bank	Robert E. Dreher, Jr.		Dentist
	Partner	Margie Hiatt
Dean Chambliss	Dreher & Sons	Retired Banker	Jennifer K. Wylie
Owner			President, The Eagle Foundation
H & D Farms	Clarence Roberts, III	Sherman Hiatt	Executive Advisor, Hope Landing Inc.
	Retired President	Mayor
N. Craig Hunt	Roberts Brothers Tire	City of Charleston	Simmons First Bank of Hot Springs
President	Service, Inc.		Board of Directors
Simmons First National Bank		Clay Hiatt
	Phyllis S. Thomas	Investments	Sara Barnett
Met L. Jones, II	Secretary/Treasurer		CPA
General Manager	Harbor Oaks	Joe Larkin	Consultant
Dickey Machine Works		Pharmacist/Owner
	Advisory Director Emeritus	Medi-Sav Pharmacy	David L. Bartlett
John Lytle, M.D.	Joe S. Hiatt		Chairman
Orthopedic Surgeon	Retired Banker/Rancher	Simmons First Bank of El Dorado	Simmons First Bank of Hot Springs
South Arkansas Orthopedic Center		Board of Directors
	Conway Arkansas Region		Stuart A. Fleischner, D.D.S.
Johnny McGraw	Advisory Board of Directors	Aubra Anthony, Jr.	Co-owner
Owner		President & Chief Executive Officer	Hot Springs National Park
McGraw Farms	Steve W. “Bo” Conner	Anthony Forest Products Company	Dental Group
Partner
Beverly Morrow	Conner & Sartain, P.A.	David L. Bartlett	James B. Newman
Vice President		President & Chief Banking Officer	President
TLM Management	Ritchie Howell	Simmons First National	Douglass-Newman
	Community President	Corporation	Insurance Agency
A.W. Nelson, Jr.	Conway Arkansas Region
President	Simmons First National Bank	Steven A. Cossé	Lance A. Porter, D.D.S.
A.W. Nelson, Jr. Architect, P.A.		President & Chief Executive Officer	Owner
	Bill Johnson	Murphy Oil Corporation	Porter Dental Health Clinic, P.A.
Mary Pringos	Retired Community Chairman
President	Conway Arkansas Region	T. Alan Gober	Sam P. Stathakis, Jr.
Phillips Planting Co., Inc.	Simmons First National Bank	CPA	President
		Evers, Cox & Gober P.L.L.C.	Merritt Wholesale Distributors
H. Glenn Rambin	Charles Nabholz
President	Chairman	Phil Herring	Steven W. Trusty
R and R Farms	The Nabholz Group	President	President & Chief Executive Officer
		Herring Furniture Company	Simmons First Bank of Hot Springs
Clifton Roaf, D.D.S.	Phillip Stone, M.D.
Dentist	President	Denny McConathy	Advisory Directors
	Conway Emergency	Retired President	Louis F. Kleinman
Adam B. Robinson, Jr.	Physicians Group	Cross Oil and Refining	Chairman
President		Company, Inc.	Falk Supply Company
Ralph Robinson & Son, Inc.	Steven C. Wade
	Community Chairman	Kenneth P. Oliver, Jr.	Gene Thomason
Harry L. Ryburn, D.D.S.	Central Arkansas Region	Retired President	Retired President
Retired Orthodontist	Simmons First National Bank	El Dorado Glass & Mirror	Simmons First Bank of Russellville
p 20

Advisory Director Emeritus	Sonya Jones	Advisory Director	N. Craig Hunt
John D. Selig	Retired	Gene Thomason	President
Retired Vice President		Retired President	Simmons First National Bank
Weyerhausert	Nick J. Nabholz	Simmons First Bank of Russellville
	Business Development Officer		Tommy R. Jarrett
Simmons First Bank	Nabholz Construction	Simmons First Bank of Searcy	President
of Northeast Arkansas		Board of Directors	Simmons First Bank
Board of Directors	Thomas W. Spillyards		of Southeast Arkansas
	Chief Executive Officer	David L. Bartlett
David L. Bartlett	Simmons First Bank	President & Chief Banking Officer	Beverly Mihalyka
President & Chief Banking Officer	of Northwest Arkansas	Simmons First National	Secretary/Treasurer
Simmons First National		Corporation	Chicot Irrigation, Inc.
Corporation	James L. Tull
	Chief Financial Officer	Richard Cargile	Jerry Selby
Barry K. Ledbetter	Crafton, Tull, Sparks & Associates	Owner	Four Star Partnership Farms
President & Chief Executive Office		Cargile Insurance Agency
Simmons First Bank	Advisory Director		Harold Smith
Of Northeast Arkansas	Martin Gilbert	Brooks Davis	President & Chief
	Retired Attorney	President &Chief Executive Officer	Executive Officer
Ben Owens, Jr., M.D.		Simmons First Bank of Searcy	Silviland, Inc.
Physician/Partner	Simmons First Bank of Russellville
Clopton Clinic	Board of Directors	Dennis R. Donovan	Dumas Region
		Consultant	Advisory Board of Directors
David Pyle, M.D.	Leon Anderson
Vice President, Medical Affairs	Nationwide Representative	Al Fowler	Freddie G. Black
St. Bernards Regional Healthcare	Nationwide Insurance Company	Retired Administrator	Chairman & Chief
		Searcy Medical Center	Executive Officer
Jim Scurlock	Terry G. Bowie		Simmons First Bank
President	Retired	Joe Giezeman	of Southeast Arkansas
Scurlock Industries	Entergy Corporation	Consultant
Of Jonesboro, Inc.			C. Kelly Farmer
	Keith B. Cogswell, III	David Johnston	Consultant
Berl A. "Skipper" Smith	President	Owner	ARKAST Feeds, Inc.
Attorney/CPA	Cogswell Motors, Inc.	Ag Chem Direct, Inc./Lake
Rainwater & Cox, Inc.		Ice Company	Martin Henry
	Trish Henry		Farmer
Mark Wimpy	President & Chief Executive Officer	Robert Underwood	M & A Farms
Self Employed	Russellville Steel Company	Owner
Farmer		Underwood Construction/	Guy P. Teeter
	Ronald B. Jackson	Underwood Properties	Farmer
Simmons First Bank	Chairman & Chief Executive Officer		Guy Teeter Farms
of Northwest Arkansas	Simmons First Bank of Russellville	Simmons First Bank
Board of Directors		of South Arkansas	Teresa L. Wood
	Allen Laws, III	Board of Directors	Senior Vice President
David L. Bartlett	Attorney		Simmons First Bank
President & Chief Banking Officer	Laws Law Firm, P.A.	Freddie G. Black	of South Arkansas
Simmons First National		Chairman & Chief Executive Officer
Corporation	Edward R. Stingley, III	Simmons First Bank	Advisory Director Emeritus
	Real Estate Sales Associate		A. O. French, Jr.
Dennis H. Ferguson	Century 21	Robert G. Bridewell, Sr.	Retired Farmer
President		Attorney	French Planting Company
Simmons First Bank	Harve J. Taylor	Robert G. Bridewell, Sr., P.A.
Of Northwest Arkansas	Owner/President
	H. J. Taylor & Associates	Jamres Haddock
Clark Irwin		Attorney
Senior Vice President		James Haddock, P.A.
of Commodity Sales
Tyson Foods
p 21

[Logo]  Financial Highlights

SIMMONS FIRST NATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

(in thousands)	2012	2011
ASSETS

Cash and cash equivalents	$537,797	$570,206
Investment securities	687,483	697,656
Mortgage loans held for sale and assets held in trading accounts	31,591	30,517
Legacy loans	1,628,513	1,579,769
Allowance for loan losses	(27,882)	(30,108)
Loans acquired, covered by FDIC loss share (net of discount)	210,842	158,075
Loans acquired, not covered by FDIC loss share (net of discount)	82,764	--
Net loans	1,894,237	1,707,736
FDIC indemnification asset	75,286	47,683
Premises and equipment	87,557	86,486
Foreclosed assets	33,352	22,887
Foreclosed assets covered by FDIC loss share	27,620	11,685
Goodwill and core deposit premiums	64,365	62,184
Other assets	88,201	83,089
Total assets	$3,527,489	$3,320,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing transaction accounts	$576,655	$532,259
Interest bearing transaction accounts and savings deposits	1,421,137	1,239,504
Time deposits	876,371	878,634
Total deposits	2,874,163	2,650,397
Other borrowings	89,441	90,170
Subordinated debentures	20,620	30,930
Accrued interest and other liabilities	137,203	140,721
Total liabilities	3,121,427	2,912,218
Stockholders’ equity	406,062	407,911
Total liabilities and stockholders’ equity	$3,527,489	$3,320,129

p 22

SIMMONS FIRST NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2012 and 2011

(in thousands, except per share data)	2012	2011
Interest income	$129,134	$129,056
Interest expense	15,617	20,396
NET INTEREST INCOME	113,517	108,660
Provision for loan losses	4,140	11,676
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	109,377	96,984

NON-INTEREST INCOME
Trust income	5,473	5,375
Service charges on deposit accounts	16,808	16,808
Other service charges and fees	2,961	2,980
Mortgage banking income	5,997	4,188
Investment banking income	2,038	1,478
Credit card fees	17,045	16,828
Bank owned life insurance income	1,463	1,481
Gain on FDIC-assisted transactions	3,411	--
Net gain (loss) on assets covered by FDIC loss share agreements	(9,793)	154
Other income	2,968	4,173
TOTAL NON-INTEREST INCOME	48,371	53,465

NON-INTEREST EXPENSE
Salaries and employee benefits	66,999	65,058
Occupancy expense, net	8,603	8,443
Furniture and equipment expense	6,882	6,633
Other real estate and foreclosure expense	992	678
Deposit insurance	2,086	2,387
Merger related costs	1,896	357
Other operating expenses	30,275	31,094
TOTAL NON-INTEREST EXPENSE	117,733	114,650

INCOME BEFORE INCOME TAXES	40,015	35,799
Provision for income taxes	12,331	10,425
NET INCOME	$27,684	$25,374
DILUTED EARNINGS PER SHARE	$1.64	$1.47

p 23

SIMMONS FIRST NATIONAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
Years Ended December 31

(in thousands, except per share & other data)	2012	2011	2010	2009	2008
Financial Statement data:
Total Assets	$3,527,489	$3,320,129	$3,316,432	$3,093,322	$2,923,109
Total Loans	1,922,119	1,737,844	1,915,064	1,874,989	1,933,074
Total Deposits	2,874,163	2,650,397	2,608,769	2,432,172	2,336,333
Total Equity	406,062	407,911	397,371	371,247	288,792
Net Income	27,684	25,374	37,117	25,210	26,910

Per share data:
Diluted earnings	$1.64	$1.47	$2.15	$1.74	$1.91
Diluted core earnings	1.59	1.45	1.51	1.74	1.73
Book value	24.55	23.70	23.01	21.72	20.69
Tangible book	20.66	20.09	19.36	18.07	16.16
Dividends	0.80	0.76	0.76	0.76	0.76

Capital ratios at period end:
Stockholders’ equity to total assets	11.51%	12.29%	11.98%	12.00%	9.88%
Tangible common equity to tangible assets	9.87%	10.61%	10.28%	10.19%	7.89%
Tier 1 leverage ratio	10.81%	11.86%	11.33%	11.64%	9.15%
Tier 1 risk-based ratio	19.08%	21.58%	20.05%	17.91%	13.24%
Total risk-based capital ratio	20.34%	22.83%	21.30%	19.17%	14.50%
Dividend payout	48.78%	51.70%	35.35%	43.68%	39.79%

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	2012	2011	2010	2009	2008
Annualized performance ratios:
Return on average assets	0.83%	0.77%	1.18%	0.85%	0.94%
Return on average equity	6.77%	6.25%	9.69%	8.26%	9.54%
Return on average tangible equity	8.05%	7.54%	11.71%	10.61%	12.54%
Net interest margin	3.93%	3.85%	3.78%	3.78%	3.75%
Efficiency ratio	70.17%	67.86%	65.28%	65.69%	66.84%

Asset Quality ratios: (1)
Nonperforming assets / total assets	1.29%	1.18%	1.12%	1.12%	0.64%
Nonperforming loans / total loans	0.74%	1.02%	0.83%	1.35%	0.81%
Allowance / nonperforming loans	231.62%	186.14%	190.17%	98.81%	165.12%
Allowance / total loans	1.71%	1.91%	1.57%	1.33%	1.34%
Net charge-offs / average loans (2)	0.26%	0.30%	0.52%	0.38%	0.30%
Net credit card charge-offs / credit card loans	1.50%	2.06%	2.37%	2.61%	1.78%

Other data:
Number of financial centers	92	84	85	84	84
Number of full time equivalent employees	1,068	1,083	1,075	1,091	1,123

(1) Excludes all acquired loans, including those covered by FDIC loss share agreements, and excludes acquired foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.
(2) Excluding credit cards.

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Corporate Headquarters:	Little Rock Corporate Office:

501 Main Street	100 Morgan Keegan Dr., Suite 410

Pine Bluff, AR 71601	Little Rock, AR 72202

(870) 541-1000	(501) 558-3100

WWW.SIMMONSFIRST.COM